EXHIBIT 10.2

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 27, 2006 (the “Effective Date”), by and between Raptor Pharmaceutical Inc., a Delaware corporation (“Raptor”), and BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”). BioMarin and Raptor are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

     WHEREAS, BioMarin is the owner of the Business (as defined below) as operated prior to the Effective Date and of the Transferred Technology (as defined below); and

     WHEREAS, Raptor desires to acquire from BioMarin, and BioMarin desires to assign to Raptor, the Transferred Technology on the terms and conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

1.	Definitions.

1.1 Construction. For all purposes of this Agreement, except as otherwise expressly provided:
(a)	the terms defined in this Agreement include the plural as well as the singular,

(b)	all references in this Agreement to designated “Articles,” “Sections,” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement, and all references to “Exhibits” and “Schedules” are to the Exhibits and Schedules attached to this Agreement,

(c)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(d)	the words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation,” respectively, and

(e)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     1.2 Defined Terms. As used in this Agreement and the Exhibits and Schedules, the following definitions shall apply:

(a)	“Action” means with respect to any specified person any action, complaint, petition, investigation, suit, arbitration or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

(b)	“Affiliate” means with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

(c)	“Alternate Milestone Payment Schedule” shall mean payment of one-fourth of the applicable Milestone Fee within 15 days of the milestone event, another one-fourth within 90 days of the event, another one-fourth within 180 days of the event and the final one- fourth of the applicable Milestone Fee within 270 days of the applicable milestone event.

(d)	“Approval” means any approval, authorization, assignment or consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person, the receipt of which is necessary to approve the Transactions or to the transfer of and continued operation of the Business by Raptor as it has been operated prior to the Effective Date.

(e)	“Business” means (i) the research and development activities of, or under authority of, BioMarin, Raptor or their Affiliates, which activities directly and specifically relate to the use of a receptor associated protein, or any similar or related protein, as a drug or drug delivery platform, including the Technology necessary for such research and development activities and (ii) the further research and development concerning such use beyond the research and development activities described in clause (i) and the commercial exploitation of all of the foregoing research and development; including all further research, development, making, use, license, import and sale of products that involve or use such a protein.

(f)	“Business Copyrights” shall mean the Copyrights listed on Section 1.2(g) of the Disclosure Schedule.

(g)	“Business Patents” shall mean the Patents listed on Section 1.2(h) of the Disclosure Schedule and all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re- examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent application, in each case that correspond or that claim priority to the Patents listed on Section 1.2(h) of the Business Disclosure Schedule.

(h)	“Business Trademarks” shall mean the Trademarks listed on Section 1.2(i) of the Disclosure Schedule and all goodwill associated with such Trademarks.

(i)	“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

(j)	“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by BioMarin and delivered to Raptor simultaneously with the execution hereof.

(k)	“Dispute” has the meanings specified in Section 12.3(a).

(l)	“EMEA” means the European Medicines Agency or any successor agency.

(m)	“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others (including, but not limited to, licenses, exclusivity, options and rights of first refusal, of discussion, or negotiation), or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

(n)	“Escalation Notice” has the meaning specified in Section 12.3(a).

(o)	“FDA” means the United States Food and Drug Administration or any successor agency vested with administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological therapeutic or diagnostic products in the United States.

(p)	“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(q)	“Improvement” means any carrier protein that has at least seventy five percent (75%) homology with the Receptor Associated Protein. As used herein, “at least seventy five percent (75%) homology” means the nucleotide or amino acid residue sequence is at least seventy five percent (75%) identical to the amino acid sequence of the Receptor Associated Protein.

(r)	“Intellectual Property” shall mean all rights in, to and under any and all of the following: Trademarks, Patents, Copyrights, Trade Secrets, Technology and other intellectual property and proprietary rights anywhere in the world.

(s)	“Investigational New Drug Application” shall mean an investigational new drug application, as defined in 21 C.F.R.

Section 312.3, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including all supplements and amendments thereto.

(t)	“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

(u)	“Transferred Know-How” shall mean all Technology in the possession or control of BioMarin or its Affiliates necessary for the Business, which shall include all Technology listed in Section 1.2(v) of the Disclosure Schedule.

(v)	“Transferred Technology” shall mean all Intellectual Property which is owned by BioMarin or its Affiliates and which is reasonably necessary for the operation of the Business, or the making, use, sale, offer for sale, or import of any Products, which shall include: (i) the Business Patents; (ii) the Business Trademarks; (iii) the Business Copyrights, (iv) the Transferred Know-How, and (v) all Products.

(w)	“Major Market” shall mean the United States of America, Germany, France, Italy, Spain, the United Kingdom, Japan, Australia, or the European Union (but only for clinical trials submitted to, and Marketing Approvals from, the EMEA for the centralized procedure in which the Marketing Approval from the EMEA is for all countries in the European Union).

(x)	“Marketing Approval” shall mean, with respect to a particular NeuroTrans Product and country, approval by the applicable Regulatory Agencies in such country of a Marketing Approval Application filed in such country, permitting the NeuroTrans Product to be marketed and sold in that country for the indications for which approval is sought, including, if applicable, approval of pricing or reimbursement.

(y)	“Marketing Approval Application” shall mean, with respect to a particular NeuroTrans Product and country, a marketing authorization application (including and equivalent to an NDA in the United States), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite Regulatory Agency of such country and requesting approval for marketing and/or commercialization of such NeuroTrans Product for a particular indication in such country.

(z)	“Milestone Fee” shall have the meaning set forth in Section 3 below.

(aa)	“NDA” shall mean a new drug application to permit commercial marketing of a NeuroTrans Product in the United States, pursuant to section 505 of the United States Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, as submitted to the FDA.

(bb)	“Net Sales” shall mean the total payments actually received by Raptor or its Affiliate (the “Seller”) from a non-Affiliate third party on sales of a NeuroTrans Product by the Seller to such non- Affiliate third party, less the following: (i) all trade, cash and quantity credits, discounts, refunds or rebates given by the Seller;

(ii) amounts for claims, allowances or credits for returns,

retroactive price reductions, charge-backs, recalls or destroyed goods, given by Seller; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added and other tax) paid to the Seller; and

(iv) quality assurance and quality control costs relating to the

NeuroTrans Product or its preparation paid by the Seller. For purposes of the foregoing, it is understood that Net Sales shall not include charges related to services performed in connection with the sale of such NeuroTrans Products. For the removal of doubt, Net Sales shall not include transfers among Raptor and its Affiliates.

(cc)	“NeuroTrans Net Revenue” shall mean the sum of the Net Sales and Sublicensing Revenue received by Raptor and its Affiliates for NeuroTrans Products.

(dd)	“NeuroTrans Product” means a therapeutic product that is delivered across a blood brain barrier using a carrier protein that facilitates transport of such therapeutic product across such barrier, but only if (a) the manufacture, sale, import, offer to sell, use, or other activities with respect to such product would, but for the assignment to Raptor in Section 2.1 below, infringe in the country for which such product is sold, a Valid Claim; (b) the manufacture, sale, import, offer to sell, use, or other activities with respect to such product would, but for the assignment to Raptor in Section 2.1 below, infringe upon some or all of the Transferred Know-How, provided that the carrier protein is the Receptor Associated Protein or an Improvement; or (c) such product is otherwise based upon the Transferred Technology and the carrier protein is the Receptor Associated Protein or an Improvement.

(ee)	“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity.

(ff)	“Patents” shall mean all patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent applications.

(gg)	“Person” means an association, a corporation, an individual, a partnership, a trust (or trustee thereof, as applicable), or any other entity or organization, including a Governmental Entity.

(hh)	“Products” means all products, Technology and services of BioMarin or its Affiliates, along with collateral materials of BioMarin and its Affiliates, researched, developed, sold, licensed, used, or otherwise exploited or commercialized by BioMarin or any of its Affiliates in the Business, whether commercially available or in the development stage (including any pre-clinical and clinical research or development).

(ii)	“Receptor Associated Protein” means the receptor associated protein, as disclosed in and having the sequence disclosed in U.S.

Patent No. 5,474,766.

(jj)	“Regulatory Agency” means (a) the FDA, (b) the EMEA, or (c) any other Governmental Entity with regulatory authority comparable to the FDA or the EMEA in any other jurisdiction anywhere in the world.

(kk)	“Licensing Revenue” means the net license issuance fees; license maintenance fees; and milestone payments paid upon completion of a regulatory milestone, commercial launch, or similar milestone; royalties; and all other similar revenue; in each case actually received by Raptor and its Affiliates from a Licensee as consideration for the grant to such Licensee of a license under a Valid Claim, or otherwise under the Transferred Technology, to make and sell NeuroTrans Products, excluding (i) all amounts paid to Raptor and its Affiliates for purchases of any products, services, equity, other securities, or other items; (ii) any cost sharing or reimbursements; (iii) amounts paid for facilities or equipment; (iv) loans; dividends; profit distributions and amounts that are creditable by the Licensee against other payments; (v) payments for rights or licenses under Technology or Intellectual Property, other than the Transferred Technology, (such as payments for any other Intellectual Property or Technology owned by Raptor or its Affiliates) and payments based upon products other than NeuroTrans Products; (vi) all amounts paid in connection with a sale of all or substantially all of the business or assets of Raptor or its Affiliates related to this Agreement; and (vii) non-cash consideration. Notwithstanding the foregoing, Licensing Revenue (A) shall be reduced by the amount of any cash payments to third parties in respect of the amounts received by Raptor and its Affiliates (including, without limitation, royalties on the same products paid to third parties under technology in-licenses); and (B) shall be net of any applicable taxes and other amounts credited or deducted against the amounts actually paid to Raptor and its Affiliates.

(ll)	“Licensee” means an entity to which Raptor has granted a license under a Valid Claim to make and sell NeuroTrans Products.

(mm)	“Security Agreement” means that certain “Security Agreement” entered into by and between the Parties on even date herewith, to secure the payments to BioMarin that become due and payable under this Agreement.

(nn)	“Successful Completion” shall mean, with respect to a phase II or phase III clinical study, (i) completion of the final clinical trial report for the clinical study provided that the data from the clinical study demonstrates that the primary endpoints in the study protocol have been met; or (ii) the initiation of the next phase of development (i.e. the initiation of a phase III trial for the same therapeutic for which the phase II study has been conducted, and in the case of completion of a phase II trial or phase III trial, the filing of a Marketing Approval Application to obtain Marketing Approval for the same product.

(oo)	“Tax” means any United States federal, state, local, or foreign taxes, and assessments of a similar nature (whether imposed directly or through withholding), including any interest, penalty, or addition thereto.

(pp)	“Technology” means any and all technology, and technical and other information, and tangible embodiments thereof, including Trade Secrets, know-how, research, processes, formulations, techniques, diagnostics, models, concepts, ideas, knowledge, developments, samples, methods, invention and other disclosures, recipes, specifications, materials, instructions, compositions, designs, results, assays, reagents, systems, descriptions, analyses, opinions, works of authorship, plans, procedures, manuals, depictions, inventions, discoveries, methods, data, reports, market information, projections, and any other written, printed or electronically stored information and materials of any nature whatsoever.

(qq)	“Term” shall have the meaning set forth in Section 11.1.

(rr)	“Territory” shall mean all countries, territories, and other regions of the world.

(ss)	“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same and all goodwill associated with any of the foregoing.

(tt)	“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including trade secrets that are business information, inventions, know-how, or confidential information.

(uu)	“Transactions” shall mean the transactions and activities provided for or contemplated by this Agreement.

(vv)	“Valid Claim” means (i) an issued, unexpired, and enforceable claim in the Business Patents, or any other Patent assigned to Raptor in the Transferred Technology, that has an effective filing date (as defined in 35 USC §119 or §120, or equivalent in a country outside the United States) that precedes the Effective Date or (ii) an issued, unexpired, and enforceable claim in another Patent owned by Raptor that claims, and is primarily directed to, an Improvement (and not any protein more generally); in each case provided that the claim has not been held invalid or unenforceable, and has not been abandoned, disclaimed, waived, or terminated.

2.	Assignment.

     2.1 Assignment. Subject to the terms and conditions of this Agreement,BioMarin hereby assigns, transfers, conveys, and delivers to Raptor, and Raptor hereby accepts and acquires from BioMarin, all right, title and interest in, to and under the Transferred Technology.

     2.2 Licensees. Raptor shall promptly advise BioMarin of any license of the Transferred Technology to any Licensee. Raptor’s grant of any license shall not relieve Raptor of its obligations under this Agreement.

     2.3 Exclusivity. Without limiting the assignment in Section 2.1, BioMarin and its Affiliates shall not, directly or indirectly (and shall not authorize any other party to), market, develop, make, have made, use, sell, offer to sell, or distribute any product, component or service that is Transferred Technology or is covered by the Transferred Technology, including any product, component or service in a non-Patent country that would infringe a Patent in the Transferred Technology if made, used, sold, or imported in a country in which a Patent in the Transferred Technology exists, or otherwise use, disclose or exploit the Transferred Technology, anywhere in the world.

     2.4 Liabilities Assumed and Not Assumed. Raptor does not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of BioMarin or any Affiliate of BioMarin regardless of when incurred. Raptor does not assume any liability for failure of BioMarin to obtain a required consent or approval for the Transactions. BioMarin shall remain liable for all payments to all suppliers to the Business, and for all accounts payable relating to the Business, as of the Effective Date.

     2.5 No Implied Rights or Obligations. Neither Party shall have any implied rights or implied obligations in connection with this Agreement. Rather, each Party’s rights and obligations shall be solely as expressly set forth in this Agreement.

3. Milestone Payments. As partial consideration for the assignment to Raptor in

Section 2.1, Raptor shall pay to BioMarin the following amounts (the “Milestone Fees”) for the achievement of each applicable event:

     3.1 Within thirty (30) days after Raptor receives total aggregate debt or equity financing of at least two million five hundred thousand dollars ($2,500,000), Raptor shall pay BioMarin fifty thousand dollars ($50,000);

     3.2 Within thirty (30) days after Raptor receives total aggregate debt or equity financing of at least five million dollars ($5,000,000), Raptor shall pay BioMarin one hundred thousand dollars ($100,000);

     3.3 Upon the filing and acceptance by any Regulatory Agency of an Investigational New Drug Application for a NeuroTrans Product of Raptor, its Affiliate or a Sublicensee, Raptor shall pay BioMarin five hundred thousand dollars ($500,000) in accordance with the Alternate Milestone Payment Schedule;

     3.4 Upon Successful Completion by Raptor or its Sublicensee of a (i) phase II human clinical trial for a NeuroTrans Product for the purposes of collecting data on dosages, evaluating safety and/or collecting preliminary information regarding efficacy as such trial is more fully defined in 21 C.F.R. § 312.21(b), Raptor shall pay BioMarin two million five hundred thousand dollars ($2,500,000) in accordance with the Alternate Milestone Payment Schedule;

     3.5 Upon Successful Completion by Raptor or its Sublicensee of (i) a phase III human clinical trial for a NeuroTrans Product which clinical trial, when considered either alone or together with one or more clinical trials of comparable design and end-points that have been completed, has generated efficacy data sufficient to obtain Marketing Approval by the FDA or an equivalent agency in a Major Market for the therapeutic, as such clinical trial is more fully defined in 21 C.F.R. § 312.21(c), Raptor shall pay BioMarin five million dollars ($5,000,000) in accordance with the Alternate Milestone Payment Schedule;

     3.6 Within ninety (90) days after Raptor or its Affiliate or Sublicensee obtains Marketing Approval from a Regulatory Agency of a Marketing Approval Application in a Major Market for a NeuroTrans Product, Raptor shall pay BioMarin twelve million dollars ($12,000,000);

     3.7 Within ninety (90) days after Raptor or its Affiliate or Sublicensee obtains Marketing Approval from a Regulatory Agency of a Marketing Approval Application in a Major Market for any NeuroTrans Product(other than the NeuroTrans Product for which a payment is made under Section 3.6), it being understood that filings in different countries for the same NeuroTrans Product shall not trigger the milestone under this Section 3.7, Raptor shall pay BioMarin five million dollars ($5,000,000);

     3.8 Within sixty (60) days after the end of the first calendar year in which Raptor’s aggregate NeuroTrans Net Revenue actually received by Raptor and its Affiliates in such calendar year for all NeuroTrans Products exceeds one hundred million dollars ($100,000,000), Raptor shall pay BioMarin five million dollars ($5,000,000); and

     3.9 Within sixty (60) days after the end of the first calendar year in which Raptor’s aggregate NeuroTrans Net Revenue actually received by Raptor and its Affiliates in such calendar year for all NeuroTrans Products exceeds five hundred million dollars ($500,000,000), Raptor shall pay BioMarin twenty million dollars ($20,000,000).

For the avoidance of doubt, with the exception of the milestone provided for in Section 3.7, which may be earned multiple times, none of the above Milestone Fees may be earned more than once. In particular, if a Milestone Fee is paid under any of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6,

3.8, or 3.9 for any NeuroTrans Product, no further fee shall be payable at any time under the applicable section, regardless of the product, indication, or country. Additionally, only one fee shall be payable under Section 3.7 for each NeuroTrans Product, regardless of the number of countries in which approval is obtained.

     Raptor shall provide full disclosure to BioMarin of each of the events described in this Section 3 prior to, concurrently with, or immediately after the occurrence of each event, whichever is possible to do using Raptor’s reasonable commercial efforts.

4.	Royalties.

     4.1 Subject to the terms and conditions of this Agreement, as additional consideration for the assignment to Raptor in Section 2.1, during the Term (defined below) of this Agreement Raptor agrees to pay to BioMarin a royalty at the percentages of NeuroTrans Net Revenue actually received by Raptor and its Affiliates as set forth in this Section 4.1 :

(a) *** percent (***%) of NeuroTrans Net Revenue received by Raptor or its Affiliates for NeuroTrans Product, if the sale or use of the NeuroTrans Product would, but for the assignment to Raptor in Section 2.1, infringe one or more Valid Claims in the country for which the NeuroTrans Product is sold; and

(b) *** percent (***%) of NeuroTrans Net Revenue received by Raptor or its Affiliates for other NeuroTrans Products.

For clarity, if Licensing Revenue is based upon activities (e.g. a license, clinical trials, regulatory filings or approvals, or the like) for a NeuroTrans Product for a particular country, the rate in Section 4.1(a) shall apply only if the sale or use of such NeuroTrans Product would, absent the assignment to Raptor in Section 2.1, infringe a Valid Claim in that country.

     4.2 Notwithstanding the foregoing, no payments shall be due or payable under Section 4.1 unless the NeuroTrans Net Revenue is received after the earlier of: (i) the third anniversary of the Effective Date; or (ii) Raptor and its Affiliates having received after the Effective Date a total aggregate amount of five million US dollars ($5,000,000) of NeuroTrans Net Revenue. For clarity, if (ii) is the earlier to occur, no amounts shall be due or payable under Section 4.1 based upon the initial five million US dollars ($5,000,000) of NeuroTrans Net Revenue that were received by Raptor and its Affiliates. No more than one royalty shall be due or payable to BioMarin for any NeuroTrans Product pursuant to Section 4.1. Section 4.1 shall terminate, and have no further force or effect, on the twentieth (20th) anniversary of the Effective Date.

     4.3 So long as BioMarin, or any successor or assign under this Agreement, is domiciled in the United States or any other country that has entered into a tax treaty with the United States such that Raptor is not required to withhold or pay Taxes on the amounts payable by Raptor under this Agreement, such payments will be made without deduction or offset for Taxes or Tax withholding. If BioMarin, or its successor or assign under this Agreement, is domiciled in any other country, Raptor, in its reasonable discretion, if required by such country, shall be entitled to make any deduction or withholding payment for or on account of Taxes or other governmental charges imposed by a jurisdiction in connection with the payments under this Agreement and shall be entitled to reduce its payment under this Agreement by the amount of such Taxes.

     4.4 Within ninety (90) days after the end of each calendar quarter during the Term, Raptor shall provide written reports to BioMarin describing in reasonable detail any NeuroTrans Net Revenues received by Raptor and its Affiliates during the preceding calendar quarter. Raptor shall not be required to provide a report if there are no NeuroTrans Net Revenues to report. The amounts payable by Raptor under Section 4.1 shall be paid concurrent with such reports. All amounts set forth in this Agreement, or in any Exhibit, are in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the average of the buying and selling exchange rate for the foreign currency, in U.S. Dollars, quoted for current transactions reported the Chase Manhattan Bank for the last business day of the calendar quarter to which such payment pertains.

     4.5 For clarity, no payments shall be due to BioMarin under this Agreement for the sale of any inventory of NeuroTrans Products as part of the sale of all or substantially all of Raptor’s and/or its Affiliates business or assets related to this Agreement, whether by way of merger, acquisition of assets, operation of the law, or otherwise, provided that this Section 4.5 shall not relieve any such asset purchaser, successor or assign under this Agreement, in any such transaction, from otherwise being obligated to make payments to BioMarin as a result of its subsequent sale or distribution of such NeuroTrans Products pursuant to this Agreement.

     5. Representations And Warranties Of BioMarin. Except as specifically set forth in the Disclosure Schedule prepared by BioMarin and delivered to Raptor simultaneously with the execution hereof, BioMarin represents and warrants to Raptor as of the Effective Date as follows:

     5.1 Organization and Related Matters. BioMarin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BioMarin has all necessary corporate power and authority to own its properties and assets and to carry on the Business and the other businesses of BioMarin as now conducted.

     5.2 Authorization; Binding Agreement. BioMarin has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by BioMarin of this Agreement and the consummation by it of the Transactions have been duly authorized by BioMarin’s Board of Directors, and no other corporate action on the part of BioMarin is necessary to authorize the execution and delivery by BioMarin of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by BioMarin and, assuming due and valid authorization, execution and delivery thereof by Raptor, this Agreement is the valid and binding obligation of BioMarin enforceable against BioMarin in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     5.3 Conflicts. The execution, delivery and performance of this Agreement by BioMarin and the consummation by it of the Transactions will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter or bylaws of BioMarin or agreement to which BioMarin or its Affiliate is a party, or to BioMarin’s knowledge, violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over BioMarin or the Business or result in any Encumbrance on any Transferred Technology. The execution, delivery and performance of this Agreement by BioMarin and the consummation by it of the Transactions will not require filing or registration with, or the issuance of any permit or Approval by, any other third party or Governmental Entity under the terms of any applicable Laws or contracts to which BioMarin is a party.

     5.4 Rights to Transferred Technology. BioMarin has all right, power and authority to enter into this Agreement and make the assignments to Raptor in accordance with the terms of this Agreement, and BioMarin and its Affiliates have not entered into any inconsistent or conflicting agreements, or granted any inconsistent or conflicting rights or exclusivity.

     5.5 Legal Proceedings. To the knowledge of BioMarin, there is no Order or Action pending, or threatened, against or affecting BioMarin or related to any aspect of the Business, the Transferred Technology, or the use or operation thereof, or BioMarin’s ability to perform this Agreement or any aspect of the Transactions.

     5.6 Restrictions on Business Activities. To BioMarin’s knowledge, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which BioMarin or its Affiliate is a party relating to the Business or Products or otherwise binding upon BioMarin or its Affiliate or the Business or Products which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement or any activities of the Business, or any licensing or sublicensing of the Transferred Technology. BioMarin and its Affiliates have not entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon BioMarin or its Affiliates with respect to using, selling, licensing or otherwise distributing the Transferred Technology or Business.

5.7	Intellectual Property.

	(a)	BioMarin or its Affiliates are the sole owners of, and have good title to, all of the Patents, Copyrights and Trademarks listed in Sections 1.2(g), 1.2(h), or 1.2(i) of the Disclosure Schedule. All such Intellectual Property has been assigned to BioMarin and its Affiliates, and all such assignments have been properly recorded at least ninety (90) days prior to the Effective Date. Each item of Transferred Technology is free and clear of all Encumbrances.

Without limiting the foregoing, BioMarin exclusively owns, and has good title to, all Transferred Technology; no other Person has any rights, title or interests therein or thereto (other than the rights granted to Raptor under this Agreement). All Transferred

Technology shall be fully sublicensable by Raptor upon the Effective Date.

(b)	BioMarin and its Affiliates have not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or other Encumbrance in, any Transferred Technology, or other Technology or Intellectual Property that is necessary for the Business, to any Person (other than the right, title and interest assigned to Raptor under this Agreement).

(c)	To BioMarin’s knowledge, BioMarin and its Affiliates have not received any notice, written or otherwise, from any other Person pertaining to or challenging any right, title, or interest of BioMarin or its Affiliates with respect to any of the Transferred Technology.

BioMarin has not made any claim of a violation or infringement by others of its rights to or in connection with the Transferred Technology which are still pending and is not aware of any infringement of the Transferred Technology.

(d)	To BioMarin’s knowledge, BioMarin and its Affiliates have and enforce a policy requiring each employee and consultant of BioMarin and its Affiliates to execute a proprietary rights and confidentiality agreement, and all current and former employees and consultants of BioMarin and its Affiliates who have created or modified any of the Transferred Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Technology to BioMarin.

BioMarin is not aware of any unauthorized use or disclosure of any Trade Secrets that have been used in, or were generated in or for, the Business.

(e)	To BioMarin’s knowledge, no Transferred Technology is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer or licenses thereof, or may affect the validity, use, or enforceability of the Transferred Technology.

(f)	Neither this Agreement, nor the Transactions, will result in Raptor or its Affiliates being obligated to pay any royalties or other amounts to any third party (other than the amounts expressly due hereunder to an assignee or successor to this Agreement).

     5.8 Accuracy of Information. To BioMarin’s knowledge, all information provided by BioMarin in this Agreement and the Disclosure Schedule is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

     5.9 Powers of Attorney. BioMarin has not given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Business or the Transferred Technology, other than powers of attorney given to regulatory authorities in routine qualifications to do business.

     6. Representations And Warranties Of Raptor. Raptor hereby represents and warrants to BioMarin as of the Effective Date as follows:

     6.1 Organization and Related Matters. Raptor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Raptor has all necessary power and authority to own its properties and assets and to carry on its business as now conducted. Raptor is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on Raptor’s financial condition or business as now conducted.

     6.2 Authorization; Binding Agreement. Raptor has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Raptor and the consummation by it of the Transactions has been duly authorized by Raptor, and no other action on the part of Raptor is necessary to authorize the execution and delivery by Raptor of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Raptor, and assuming due and valid authorization, execution and delivery thereby by BioMarin, this Agreement constitutes a valid and binding obligation of Raptor, enforceable against Raptor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     6.3 No Conflicts. The execution, delivery and performance of this Agreement by Raptor and the consummation by it of the Transactions will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter documents of Raptor, or any material contract of Raptor, or violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over Raptor.

7. LIMITED WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSFERRED TECHNOLOGY IS PROVIDED TO RAPTOR ON AN “AS IS” BASIS, AND BIOMARIN MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES TO RAPTOR REGARDING THE USABILITY, CONDITION, OR OPERATION OF THE TRANSFERRED TECHNOLOGY. SIMILARLY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, RAPTOR MAKES NO REPRESENTATIONS OR WARRANTIES. NEITHER PARTY WARRANTS THAT USE OF THE TRANSFERRED TECHNOLOGY WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION,

WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COMPATIBILITY, SECURITY, OR ACCURACY. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, USE OF THE TRANSFERRED TECHNOLOGY IS ENTIRELY AT RAPTOR’S OWN RISK.

8.	Covenants.

     8.1 Use of Trademarks; Quality Control. For clarity, all goodwill arising after the Effective Date in connection with the use of the Business Trademarks shall inure solely to the benefit of Raptor. Additionally, Raptor shall have the exclusive right to register, defend and enforce the Business Trademarks and enter settlements for infringement thereof, including for past infringements.

     8.2 Right to Audit. Raptor shall for a period of three (3) years after the calendar quarter to which the records pertain, maintain accurate and timely records relating to (i) all milestone events described in Section 3 and (ii) the royalties payable to BioMarin under this Agreement. All such records maintained by Raptor shall be made available for inspection throughout such three (3) year period by BioMarin (or its designated auditing or accounting professional or employee reasonably acceptable to Raptor) for such purposes. Such inspections may be made no more than once each calendar year during the normal business hours of Raptor upon thirty (30) days advance notice, provided that if a non-compliance is identified by an audit, then an additional audit may be conducted during such calendar year. The auditor selected by BioMarin will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. In addition, Raptor may, at its expense, have a representative or agent familiar with its record keeping systems be present at the audit to assist BioMarin’s auditor in using such internal record management system. BioMarin shall bear the costs and expenses of inspections conducted under this Section 8.2.

     8.3 Expenses and Taxes. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

     8.4 Technology Transfer; Access. To the extent that any Transferred Technology has not been delivered to Raptor prior to the Effective Date, BioMarin agrees to provide Raptor and its representatives with reasonable access to the Transferred Technology sufficient to enable Raptor to obtain the Transferred Technology promptly following the Effective Date.

     8.5 Further Assurances. BioMarin will execute and deliver all such further and additional instruments, notices, releases, undertakings, consents, certifications and agreements and other documents, and will do all such other reasonable acts and things, as may be reasonably requested by Raptor to assure to and vest in Raptor all the right, title and interest assigned to, or to be assigned to, Raptor under this Agreement. Similarly, in the event of any termination of this Agreement, Raptor will execute and deliver all such instruments, notices, releases, undertakings, consents, certifications, and agreements and other documents, and will do all such other reasonable acts and things, as may be reasonably requested by BioMarin to acknowledge the assignment of the Transferred Technology to BioMarin to the extent set forth in Section 11.3(b) .

     8.6 No Corporate Manipulation. Raptor agrees that it and its Affiliates will not establish a corporate structure (i.e. ownership of capital stock) or corporate relationship (i.e. ownership of capital stock) between Raptor, its Affiliates or any third party in bad faith for the purpose of enabling Raptor, its Affiliates or any third party to commercialize the Transferred Technology without being obligated to make, or for the purpose of reducing in bad faith, the payments to BioMarin required by this Agreement.

9.	Prosecution Enforcement.

	9.1	Prosecution.

		(a)	Raptor shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain Patents in the Transferred Technology and Raptor shall have the exclusive right to control and make decisions with respect to such activities, subject to BioMarin’s right under Section 9.1(b) to assume such activities should Raptor desire to discontinue them. BioMarin agrees to use commercially reasonable efforts to cooperate fully with Raptor in this regard.

		(b)	If Raptor desires to discontinue prosecution of any Patent in the Transferred Technology under Section 9.1, then it shall notify BioMarin at least sixty (60) days (or such shorter period as is reasonably practicable for deadlines not extendable beyond ninety (90) days) prior to the date the next action or filing is due to be taken with respect to the applicable Patent. If requested by BioMarin in writing within thirty (30) days after such notice, the Patent shall be assigned to BioMarin, and the prosecution and maintenance of the applicable Patent shall be transitioned to BioMarin, promptly; provided that Raptor hereby retains a non- exclusive, worldwide, royalty free (except for the payments in this Agreement, fully paid (except for the payments in this Agreement) right and license, with the right to grant and authorize sublicenses, to make, have made, use, sell, offer to sell, import, and otherwise exploit and commercialize all products, components, services, and other subject matter under the Patent assigned back to BioMarin.

Notwithstanding the foregoing, BioMarin shall have no right to assume the prosecution or maintenance, and Raptor shall not be required to assign to BioMarin, any Patent claims that are not entitled to an effective filing date of one of the Patents in the Transferred Technology prior to the Effective Date (even if the claim is for an Improvement).

		(c)	The prosecuting Party shall keep the other reasonably informed as to the status of patent matters pertaining to the Transferred

Technology, including providing to the other party copies of any significant documents that such Party receives from or sends to patent offices, such as notices of interferences, re-examinations, oppositions or requests for patent term extensions, all as reasonably requested by the other Party.

(d)	The non-prosecuting Party shall, without demanding any further consideration therefor, cooperate with the prosecuting Party and provide any assistance requested by the prosecuting Party that is reasonably necessary, proper or advisable to carry out or make effective the foregoing and the assignments in this Agreement, including, without limitation, executing and filing applications, registrations, powers of attorney and other appropriate documents (including confirmatory assignments for Patents owned by Raptor), providing appropriate consents and/or authorizations, and joining in any administrative or judicial action relating to the prosecution or maintenance of any applications, registrations or other rights within the Transferred Technology.

     9.2 Enforcement. For clarity, the assignment to Raptor under this Agreement includes the exclusive right, but not the obligation, for Raptor to enforce and defend the Patents in the Transferred Technology. BioMarin shall cooperate as reasonably requested by Raptor in such enforcement and defense, including by taking such actions as necessary for satisfying the legal requirements to file or maintain the action. Raptor shall retain all recoveries for infringement of the Patents in the Transferred Technology, subject (after reduction for costs and expenses of the litigation, attorneys and expert fees, and the like, in each case that are not recovered by Raptor in the action) to any payments to BioMarin required in this Agreement. In particular, after Raptor deducts such costs and expenses of the litigation, attorneys and expert fees, and the like, that are not recovered in the action, if Raptor recovered a royalty, license fee, or other non-labeled damages for such infringement, such royalty shall be considered Licensing Revenue on which a payment is due to BioMarin, and if Raptor recovered its lost profits, such amounts shall be considered Net Sales of Raptor on which a payment is due to BioMarin. Raptor’s rights of enforcement under this Section 9.2 shall not apply with respect to any Patents in the Transferred Technology to the extent they have been assigned back to BioMarin.

10.	Indemnification.

	10.1	Indemnification.

		(a)	Raptor agrees to indemnify and hold BioMarin and its respective directors, officers, employees, agents and affiliates, (the “BioMarin Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by any of BioMarin Indemnified Parties, directly or indirectly, as a result of any breach or inaccuracy of a representation or warranty of Raptor contained in this Agreement.

(b)	BioMarin agrees to indemnify and hold Raptor and its respective directors, officers, employees, agents and affiliates, (the “Raptor Indemnified Parties”), harmless against all Losses incurred or sustained by any of Raptor Indemnified Parties, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of BioMarin contained in this Agreement.

     10.2 Indemnification Deductible. Notwithstanding any provision of this Agreement to the contrary, neither Raptor Indemnified Parties nor BioMarin Indemnified Parties may recover any Losses from an indemnifying Party under Section 10.1 unless and until one or more such Losses exceed $50,000 in the aggregate (the “Deductible Amount”) and provided further that such Raptor Indemnified Party or BioMarin Indemnified Party, as the case may be, shall not be entitled to indemnification for the Deductible Amount.

     10.3 Procedure. A Party that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Losses in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement thereof. The indemnity arrangement in this Article 10 shall not apply to amounts paid in settlement of any action with respect to a Loss, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any claim or action with respect to a Loss, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 10. The Indemnitee under this Article 10 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification, at the Indemnitor’s expense. Notwithstanding the foregoing, the Indemnitor shall not be responsible for any costs or expenses incurred without the prior written consent of the Indemnitor.

     10.4 Limitation of Liability. The provisions of this Article 10 shall be the sole and exclusive remedy of (i) Raptor or any Raptor Indemnified Party (and corresponding liability of Raptor) and (ii) BioMarin or any BioMarin Indemnified Party (and corresponding liability to Raptor) for any damage, claim, cause of action or right of any nature arising out of or relating to any breach of its representations and warranties in Sections 5 and 6 of this Agreement. The maximum amount BioMarin Indemnified Parties may recover from Raptor pursuant to the indemnity set forth in Section 10.1 for Losses shall be limited to, $1,000,000. The maximum amount Raptor Indemnified Parties may recover from BioMarin pursuant to the indemnity set forth in Section 10.1 for Losses shall be limited to $1,000,000. Notwithstanding the foregoing, nothing in this Agreement will be deemed to limit any right or remedy for fraud or for willful breaches of any representation, warranty or covenant set forth in this Agreement or any certificate or instrument delivered pursuant to this Agreement.

11.	Termination.

11.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the later of (i) the expiration of the last claim under the Patents in the Transferred Technology or (ii) twenty (20) years after the Effective Date, unless terminated in accordance with the terms of this Article 11 below (such period, the “Term”).

11.2	Rights of Termination.

	(a)	By Raptor. Raptor may terminate this Agreement at any time by giving at least ninety (90) days prior written notice.

	(b)	By BioMarin.

		i.	The right, title and interest in and to the Transferred Technology that has been assigned to Raptor under this Agreement shall be assigned by Raptor back to BioMarin if (i) on or before the six month anniversary of the Effective Date, Raptor has not received total aggregate debt or equity financing of at least two million five hundred thousand dollars ($2,500,000) or (ii) Raptor (a) files in any court pursuant to any statute, a petition in bankruptcy or for reorganization in bankruptcy or for an equivalent arrangement or equivalent appointment of a receiver or trustee of all or substantially all of its business or assets; (b) is served with an involuntary petition against it, filed in any bankruptcy proceeding, and in the case of each of (a) and (b), such petition has not been dismissed within ninety (90) days after the filing thereof.

		ii.	BioMarin shall have the right to terminate this Agreement in the event that Raptor materially breaches its obligations to make payments to BioMarin and such breach is not remedied within a period of ninety (90) days after Raptor receives notice of the breach from BioMarin or ninety (90) days after resolution against Raptor of a dispute regarding payment as contemplated in

Section iii below.

		iii.	Notwithstanding anything to the contrary, in the event of any dispute in connection with any termination or notice of termination under this Section 11.2(b) or any obligation to assign Transferred Technology back to BioMarin, the Agreement shall not be considered terminated, an Raptor shall not be required to assign the Transferred Technology back to BioMarin, unless the dispute is resolved against Raptor, and in the case of a termination under Section 11.2(b)(ii) Raptor does not make the payment within thirty (30) days after resolution of the dispute against Raptor.

11.3	Effect of Termination.

	(a)	Unless this Agreement is previously terminated pursuant to Section 11.2, upon expiration of the Term, all payment obligations under Articles 3 and 4 hereunder shall terminate and have no further force or effect; provided that all obligations accruing prior to the expiration of the Term have been satisfied.

	(b)	Upon any termination of this Agreement under Section 11.2, Raptor shall assign back to BioMarin all of Raptor’s right, title and interest in and to the Transferred Technology and any assignment back to BioMarin shall not occur until resolution of any dispute as contemplated in Section 11.2(b)(iii) above.

	(c)	Upon assignment of the Transferred Technology back to BioMarin, Raptor shall have no further right to use or exploit the Patents, Copyrights, or Trademarks in the Transferred Technology to the extent assigned to BioMarin, but Raptor shall retain a worldwide, non-exclusive, fully paid, royalty free, perpetual, non- terminable right and license, with the right to grant and authorize sublicenses, under all other Intellectual Property in the Transferred Technology to make, have made, use, sell, offer to sell, import, disclose, reproduce, produce derivatives of, distribute, transmit, publicly perform and display, and otherwise exploit any and all products, components, services and other subject matter, provided that, with respect to amounts that have become due and payable to BioMarin hereunder prior to such termination, Raptor pays such amounts to BioMarin. Notwithstanding the foregoing, in the event that Raptor obtains BioMarin’s prior written consent, such consent not to be unreasonably withheld, to a license of the Transferred Technology, as part of such consent, BioMarin will agree that, in the event of an assignment of the Transferred Technology back to BioMarin pursuant this Section 11, conditioned on the Licensee paying BioMarin the amounts that would otherwise be due to it under this Agreement, following such assignment and continuing for as long as the Licensee continues to make such payments, BioMarin will automatically, without further action or the requirement for further payments, grant a license to the Transferred Technology to the Licensee with the same scope and rights as the license between Raptor and the Licensee.

	(d)	Accrued Rights. Expiration or termination of this Agreement shall not affect the Parties’ liability that has accrued as of the expiration or termination date, including with respect to royalties or Milestone Fees hereunder that have accrued prior to the effectiveness of the expiration or termination. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law, in equity or otherwise.

	(e)	Survival. In the event of any termination or expiration of this Agreement, Articles and Sections 2.4, 2.5, 7, 8.1, 8.2, 8.3, 10, 11.3, and 12 shall survive. Additionally, in the event of any expiration of this Agreement, Articles and Sections 2.1, 2.2, 2.3, 7, 8.4, 8.5, and 9 shall also survive. Except as set forth in this Section 11.3 above, all terms and conditions of this Agreement shall terminate upon any expiration or termination of this Agreement.

12.	General.

12.1 Amendments; Waivers. This Agreement and any Schedule or Exhibit may be amended only by an agreement in writing signed by both Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

12.2 Entire Agreement. This Agreement, and that certain “Security Agreement” entered into between the Parties on even date herewith, constitutes and contains the entire agreement and final understanding between the Parties concerning the Transactions and all other subject matters addressed herein or pertaining thereto. This Agreement, and such “Security Agreement”,” are intended by the Parties as a final expression of their agreement with respect to such terms as are included herein and therein and, further, are intended by the Parties as a complete and exclusive statement of the terms of their agreement. This Agreement, and such “Security Agreement”,” supersede and replace all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning all subject matters addressed herein or pertaining hereto. Any representation, promise or agreement not specifically included in this Agreement, or such “Security Agreement” shall not be binding upon or enforceable against any Party to this Agreement. This is a fully integrated agreement.

12.3	Dispute Resolution and Governing Law.

	(a)	Escalation. Raptor and BioMarin will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (the “Dispute”) promptly by negotiations between executives who have authority to settle the controversy. Either Party may give the other Party written notice (the “Escalation Notice”) of any Dispute that has not been resolved. Within 15 days after delivery of the Escalation Notice, the receiving Party shall submit to the other a written response.

The Escalation Notice and the response thereto shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the Escalation Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this clause including the Escalation Notice and the information contained therein are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The Parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section 12.3(a) for a period up to 60 days from the date of delivery of the Escalation Notice before resorting to other available remedies.

(b)	Arbitration. Any Dispute which has not been resolved by the specified non-binding procedure set forth in Section 12.3(a) within 60 days of the date of delivery of the Escalation Notice shall be settled by binding arbitration in accordance with the CPR Non- Administered Arbitration Rules in effect on the date of this Agreement, by three independent and impartial arbitrators, none of whom shall be appointed by either Party, provided that claims for less than $200,000 shall be settled by one independent and impartial arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, as the same may be amended from time to time, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be San Francisco, California. The arbitrators shall award damages equal to actual and compensatory damages, and shall award attorneys’ fees to the prevailing Party. The arbitrators are not empowered to award consequential, special, incidental, exemplary or punitive damages.

(c)	Injunctive Relief. Nothing contained in this Section 12.3 shall prevent either Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one Party or to others. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either Party’s right to assert any claim or defense.

(d)	Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by Federal law.

(e)	Jurisdiction and Consent to Service. Parties seeking injunctive relief pursuant to Section 12.3(c) or enforcement of Section 12.3(b) shall do so in accordance with the laws of the State of California, and without limiting the jurisdiction or venue of any other court, the Parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts of California; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.

(f)	Attorneys’ Fees. In any dispute arising between the Parties, the prevailing Party shall be paid by the non-prevailing Party all reasonable attorneys’ fees and costs incurred by the prevailing Party in connection with such dispute.

     12.4 Headings. The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     12.5 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts (and may be exchanged via fax) and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each Party and delivered to the other Parties.

     12.6 Publicity and Reports. Neither Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Transactions, without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed), except to the extent that a particular action may be required by applicable law, in which event the Party taking the particular action will give reasonable notice to the other Parties and will consult with such other Parties regarding such action.

     12.7 Parties in Interest. This Agreement will be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.8 Relationship. The relationship of Raptor and BioMarin established by this Agreement is of independent contractors and not agents, and nothing in this Agreement shall be construed:

(a)	To give either Party the power to direct or control the daily activities of the other Party beyond the obligations imposed on Raptor and BioMarin, respectively, by this Agreement;

(b)	To constitute the Parties as partners, joint ventures, fiduciaries, co owners or otherwise as participants in joint undertaking; or

(c)	To allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

     12.9 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice. Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 12.9 (or in accordance with the latest unrevoked written direction from such Party), (ii) if by certified mail, upon mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 12.9 (or in accordance with the latest unrevoked written direction from such Party), provided the appropriate confirmation is received.

To BioMarin:	BioMarin Pharmaceutical Inc.
105 Digital Drive
Novato, CA 94949
Attention: G. Eric Davis
Fax: (415) 382-7889

To Raptor:	Raptor Pharmaceutical, Inc.
PO Box 226
Sonoma, CA 95476
Attention: Christopher M. Starr, Ph.D.
Fax: 707-939-1143

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Kenneth A. Clark Fax: 650-493-6811

     12.10 Expenses. Each Party shall each pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its respective investment bankers, accountants and counsel.

     12.11 No Assignment. This Agreement may not be assigned by either of the Parties hereto without the prior written consent of the other Party hereto, provided, however, either Party may assign this Agreement and all rights, duties or obligations hereunder to its affiliates or in connection with a sale of more than 50% of the outstanding capital stock or equity interests of such Party, in one or more transactions, a merger, by operation of the law, or the sale or other transfer of all or substantially all of the assets to which this Agreement relates. Any attempted assignment or delegation of rights, duties or obligations hereunder in contravention hereof shall be void and of no effect. For clarity, nothing in this Section 12.11 shall be construed to limit the rights or licenses of Raptor, including the rights to grant and authorize licenses, in this Agreement, and Raptor shall not be required to obtain any consent to grant or authorize any license. Nothing in this Section shall limit BioMarin’s rights under Section 8.6.

     12.12 Remedies; Waiver. Except as otherwise set forth in this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     12.13 Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made by any Party or its representative “to its knowledge,” shall mean the actual knowledge of the officers of each Party directly associated with this Agreement and the Transactions without any investigation; provided that, as to BioMarin, knowledge does not include the knowledge of Dr. Christopher Starr.

12.14	Confidentiality.

	(a)	All information disclosed by any Party (or its representatives) to the other Party (or its representatives) in connection with this Agreement shall be kept confidential by such other Party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received,

		(ii)	is or hereafter becomes lawfully obtainable from other sources,

		(iii)	is necessary or appropriate to disclose to a governmental entity having jurisdiction over the Parties, (iv) as may otherwise be required by law, or (v) to the extent such duty as to confidentiality is waived in writing by the other Party. Notwithstanding anything to the contrary, the Trade Secrets and confidential information that is included in the Transferred Technology shall be considered the Confidential Information of Raptor and not BioMarin, except to the extent such Trade Secrets and confidential information have been assigned back to BioMarin. Notwithstanding anything to the contrary, the Transferred Know-How includes all ideas, concepts and information that are necessary to the Business and are retained in the memories of individuals that were previously employed by BioMarin in connection with the Business and that commence employment or other work with Raptor within six (6) months after the Effective Date; provided that in the event of any assignment back to BioMarin, such ideas, concepts and information shall be licensed to Raptor to the extent set forth in Section 11.3 above. BioMarin agrees that it shall not make any assertion or claim against any such individuals as a result of the use, disclosure, or other exploitation of such ideas, concepts and information, whether based upon any of their agreements with BioMarin or otherwise. The Parties agree that such individuals are third party beneficiaries, with the power to enforce, this Section.

(b)	Confidentiality of Agreement. Notwithstanding anything to the contrary, each Party may disclose the terms and conditions of this Agreement without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC.

     12.15 Representation By Counsel; Interpretation. BioMarin and Raptor each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Raptor and BioMarin.

     12.16 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court or governmental entity, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

RAPTOR PHARMACEUTICAL INC.

By:   /s/ Christopher Starr

Name: Christopher Starr
Title: CEO

BIOMARIN PHARMACEUTICAL INC.

By:  /s/ G. Eric Davis

Name: G. Eric Davis
Title: Vice President, Corporate Counsel

DISCLOSURE SCHEDULE

to the

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BIOMARIN PHARMACEUTICAL, INC.

as Seller

AND

RAPTOR PHARMACEUTICAL, INC.

As Buyer

Dated as of January 27, 2006

The section numbers referenced in this Disclosure Schedule refer to the sections of that certain Asset Purchase Agreement dated as of January 27, 1006 (the “Agreement”) by and among Raptor Pharmaceutical Inc., a Delaware corporation (“Raptor”), and BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”).

SECTION 1.2(G)

BUSINESS COPYRIGHTS

None

SECTION 1.2(H) BUSINESS PATENTS

Title / Inventors Appln/Patent No.	Filing Issue Expiration

Compositions & Methods for Modulating Blood-
Brain Barrier Transport
Inventors: Richard Beliveau, Michel Demeule,
Joseph Yang, Malcolm L. Kennard, Reinhard
Gabathuler
BioMarin Pharmaceutical Inc.

07/25/02
10/206,448
Pending
United States
07/25/22

2003-515208	07/25/02
Japan	Pending/Published 4/7/05 as #2005-509144
Based on National phase PCT/US02/23923	07/25/22

02756731.2	07/25/02
Europe	Pending
Based on National phase PCT/US02/23923	07/25/22

TBD	07/25/02
Canada	Conv. PR 07/25/01
2,450,073	Pending
Based on National phase PCT/US02/23923	07/25/22

2002322720	07/25/02
Australia	Pending
Based on National phase PCT/US02/23923	07/25/22

Title / Inventors Appln/Patent No.	Filing Issue Expiration

Delivery of Therapeutic Compounds to
the Brain and Other Tissues
OR
Use of Chaperone-Receptor-Associated
Protein (RAP) for the Delivery of Therapeutic
Compounds to the Brain and Other Tissues
Todd Zankel, Christopher M. Starr, Reinhard
Gabathuler
BioMarin Pharmaceutical Inc.

04776636.5	06/17/04
Europe	Pending
Based on PCT/US2004/019153
06/17/24

TBD	06/17/04
Japan	Pending
Based on PCT/US2004/019153
06/17/24

2004253471	06/17/04
Australia	Pending
Based on PCT/US2004/019153
06/17/24

TBD	06/17/04
Canada	Pending
Based on PCT/US2004/019153
06/17/24

Use of Chaperone-Receptor-Associated
Protein (RAP) for the Delivery of Therapeutic
Compounds to the Brain and Other Tissues
Todd Zankel, Christopher M. Starr, Reinhard
Gabathuler

10/600,862	PR 07/26/02
United States	06/20/03
Published 2/3/05 as US2005-0026823A1	Pending
07/26/22

Title / Inventors Appln/Patent No.	Filing Issue Expiration

11/202,566	PR 06/20/03
DVL of 10/600,862	08/12/05
United States	Pending
06/20/23

Megalin-Based Delivery of Therapeutic
Compounds to the Brain and Other Tissues
Todd Zankel and Christopher M. Starr
BioMarin Pharmaceutical Inc.

10/812,849	03/30/04
Published US-2005-0042227-A1 02/24/05	Pending
(CIP of 10,600,862)	03/30/24
United States

Compositions Comprising Receptor-Associated
Protein (RAP) Variants and Uses Thereof
Christopher M. Starr and Todd Zankel

US60/690,480	06/14/05
United States	Pending

US60/717,776	09/16/05
United States	Pending

SECTION 1.2(I)

BUSINESS TRADEMARKS

NEUROTRANSTM TradeMarks

TRADEMARK	COUNTRY	APPLN/REG.	STATUS
		NO.

NEUROTRANS	US	76,408,227	Pending

NEUROTRANS R	US	78/343,545	Pending

SECTION 1.2(V)

TRANSFERRED KNOW-HOW

The Transferred Know-How shall include:

     all studies, research, development, results, reports, data and information necessary for the Business, including without limitation (i) all production and batch records, manufacturing processes and procedures, associated documentation, specifications and manuals, and development and design data (including of structures, compositions, and formulations), all data, information and reports related to any screening, optimization, in vitro and in vivo testing and studies; the pharmacological (including pharmacokinetics), toxicological and metabolic properties, and composition, of any molecules; protocols; and safety data and information, adverse effects, reactions and events, (iii) all data and information developed or obtained in order to meet the requirements of any Laws and (iv) all methodologies, processes, material lists, batch records, vendor information, validation documentation, opinions, analyses, and the like, associated with any of the foregoing or with any development, manufacture of any product related to the Business; and

     all of BioMarin’s or its Affiliates documentation, correspondence, memoranda, notebooks, and opinions, necessary for the Business, including without limitation all applications, correspondence and supporting documentation and information, test reports, and raw data.